CERTIFICATE OF MERGER
OF
RUB INVESTMENTS LIMITED, a Nevada Corporation and
ISSG, INC., a Delaware Corporation and

The undersigned corporations, RUB INVESTMENTS LIMITED, a Nevada corporation ("RUB") and ISSG, INC., a Delaware corporation ("ISSG"):

1. RUB is a corporation duly organized and validly existing under the laws of the State of Nevada.

2. ISSG is a corporation duly organized and validly existing under the laws of the State of Delaware.

3. RUB, and ISSG are parties to an Agreement and Plan of Merger pursuant to which RUB will be merged with and into ISSG. ISSG will be the surviving corporation in the merger and RUB will cease to exist.

4. The forwarding address where copies of process may be sent by the Secretary of State of Nevada is:

RUB INVESTMENTS LIMITED
770 E. Warm Springs Road, Suite 250
Las Vegas, NV 89119

5. The Articles of Incorporation and Bylaws of ISSG as existing prior to the effective date of the merger shall continue in full force as the Articles of Incorporation and Bylaws of the surviving corporation.

6. The complete executed Merger Agreement dated as of May 13, 2005, that sets forth the plan of merger providing for the merger of rub with and into ISSG is on file at the corporate offices of ISSG.

7. A copy of the Agreement and Plan of Merger will be furnished by ISSG at 5715 Lemona Avenue, Van Nuys, CA 91411 on request and without cost to any stockholder of any corporation that is a party to the merger.

8. The plan of merger, as set forth in the Agreement and Plan of Merger, has been approved by Unanimous Written Consent of the Board of Directors of RUB dated May 13, 2005.

9. On May 13, 2005, the plan of merger as set forth in the Agreement and Plan of Merger was submitted for approval by the stockholders of RUB. RUB has 8,876,370 shares of common stock issued, outstanding and entitled to vote on the plan of merger as set forth in the Agreement and Plan of Merger of which all 8,876,370 shares voted in favor of the merger. The total number of votes cast by stockholders of RUB in favor of the merger was sufficient for approval by the stockholders.

10. The plan of merger, as set forth in the Agreement and Plan of Merger, has been approved by Unanimous Written Consent of the Board of Directors of ISSG dated May 13, 2005.

11. The manner in which the exchange of issued shares shall be effected is set forth in the Merger Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Merger this 31st day of May, 2005

ISSG, INC.	RUB INVESTMENTS LIMITED
a Delaware corporation	a Nevada corporation

By /s/ Terence Davis	By /s/ Anthony DeMint
Terence Davis, President	Anthony N. DeMint, President

By /s/ Terence Davis	By /s/ Anthony DeMint
Terence Davis, Secretary	Anthony N. DeMint, Secretary